Exhibit 99.1

Kaiser Aluminum Corporation Reports

Second Quarter and First Half 2022 Financial Results

Second Quarter 2022 Highlights:

o	Net Sales $954 Million; Value Added Revenue $376 Million
o	Net Loss $14 Million; Net Loss per Diluted Share $0.87
o	Adjusted Net Loss $1 Million; Adjusted Loss per Diluted Share $0.03
o	Adjusted EBITDA $41 Million; Adjusted EBITDA Margin 10.9%
o	Strong Demand for General Engineering and Packaging; Aerospace Recovery Continues As Expected
o	Improved Pricing Largely Mitigating Inflationary and Commodity Costs
o	Continued Increase in Inflationary Costs Remains Challenging
o	Incremental Costs of ~$17 Million Primarily Related to Metal and Magnesium Supply Chain Issues

First Half 2022 Highlights:

o	Net Sales $1.9 Billion; Value Added Revenue $747 Million
o	Net Loss $6 Million; Net Loss per Diluted Share $0.36
o	Adjusted Net Income $10 Million; Adjusted Earnings per Diluted Share $0.63
o	Adjusted EBITDA $96 Million; Adjusted EBITDA Margin 12.9%
o	Incremental Costs of ~$30 Million Primarily Related to Supply Chain and Transportation Issues

FRANKLIN, Tenn., July 25, 2022 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive and other industrial applications, today announced second quarter and first half 2022 results.

Second Quarter 2022 Management Summary

Results for the second quarter 2022 reflected a very challenging environment as metal and magnesium supply chain issues, predominately related to the Company’s Warrick rolling mill, continued to negatively impact results. Overall, adjusted EBITDA in the second quarter reflected incremental costs of approximately $17 million primarily related to these supply chain issues.

While operating performance has been challenging, end market demand remains positive. Demand for the Company’s general engineering and packaging applications remains strong. Improving demand for the Company’s commercial aerospace applications is progressing as anticipated and demand for business jet and defense related applications remains strong. The Company’s automotive business remains muted due to the continued shortage of semiconductor chips that have limited North American vehicle production.

Although inflationary cost challenges continue, the Company has been successful in passing through the majority of these additional costs in its transactional business through price increases and to its contract customers through provisions included in the supply agreements. Value added revenue in the second quarter reflects the benefit of the higher pricing and commodity and freight surcharges, which have largely mitigated the impact of inflationary and commodity costs. However, the Company continues to incur inflation driven higher energy, manufacturing and employee related costs that were not fully recovered through these pricing initiatives.

Outlook

“Although our Warrick rolling mill’s supply chain issues remain challenging, we continue to aggressively address these issues as we transform Warrick into a highly efficient and independent operation, while executing on our strategic plans for further growth,” said Keith A. Harvey, President and Chief Executive Officer.

“As we have previously discussed, Warrick has faced specific challenges with the September 2021 force majeure declaration of its primary magnesium supplier US Magnesium, LLC, (“US Mag”), which resulted in a significant reduction in deliveries, while we were also being impacted by the operational challenges Alcoa Corporation (“Alcoa”) was experiencing at its adjacent smelter, which supplies primary aluminum to Warrick. In June, US Mag deliveries unexpectedly stopped while performance of the Alcoa smelter also rapidly deteriorated, negatively impacting Warrick’s operating efficiency and financial performance,” stated Mr. Harvey.

“Notwithstanding these near-term challenges, longer-term, our strategy remains unchanged. We remain well positioned for continued long-term growth with a diversified portfolio and strong secular growth trends in each of our served end markets. The fundamentals of our aerospace, packaging, automotive and general engineering end markets are solid and as we continue to execute on our strategic initiatives, we will continue to deliver long-term value to all of our stakeholders,” concluded Mr. Harvey.

Second Quarter 2022 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q22	1Q22	2Q21	1H22	1H21	2H21
Shipments (millions of lbs.)	335	335	337	671	474	648

Net sales	$954	$949	$741	$1,903	$1,065	$1,557
Less hedged cost of alloyed metal[1]	(578)	(578)	(423)	(1,156)	(575)	(935)
Value added revenue	$376	$370	$318	$747	$490	$622

Realized price per pound ($/lb.)
Net sales	$2.85	$2.83	$2.20	$2.84	$2.25	$2.40
Less hedged cost of alloyed metal	(1.73)	(1.73)	(1.26)	(1.73)	(1.22)	(1.44)
Value added revenue	$1.12	$1.10	$0.94	$1.11	$1.03	$0.96

As reported
Operating (loss) income	$(2)	$25	$11	$23	$28	$36
Net (loss) income	$(14)	$8	$(22)	$(6)	$(18)	$(1)
Net (loss) income per share, diluted[2]	$(0.87)	$0.51	$(1.42)	$(0.36)	$(1.13)	$(0.04)

Adjusted[3]
Operating income	$14	$28	$33	$42	$57	$44
EBITDA[4]	$41	$55	$59	$96	$96	$96
EBITDA margin[5]	10.9%	14.8%	18.5%	12.9%	19.6%	15.5%
Net (loss) income	$(1)	$11	$16	$10	$26	$12
EPS, diluted[2]	$(0.03)	$0.66	$1.00	$0.63	$1.64	$0.76

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Second Quarter 2022

Net sales for the second quarter 2022 increased to $954 million compared to $741 million in the prior year period, reflecting a 0.5% decrease in shipments and a 30% increase in average selling price per pound. The increase in average selling price reflected a 19% increase in value added revenue per pound and a 37% increase in underlying contained metal costs.

Value added revenue for the second quarter 2022 increased 18% to $376 million from $318 million in the prior year primarily as a result of higher pricing to mitigate inflationary costs. Value added revenue for the Company’s aerospace/high strength applications increased approximately 21% to $97 million on an 18% increase in shipments reflecting strong demand for defense and business jet applications and a continuing recovery in demand for commercial aerospace applications. Value added revenue for packaging increased approximately 17% to $154 million on a 3% decrease in shipments reflecting improved contract pricing and increased surcharges to offset higher inflationary and commodity costs. Value added revenue for general engineering applications increased approximately 25% to $96 million on a 0.4% increase in shipments as strong demand continued to support price increases and alloy recovery. Value added revenue for automotive extrusions increased 6% to $26 million on a modest 2% increase in shipments primarily reflecting higher contract pricing and mix.

Reported operating loss for the second quarter 2022 was $2 million. Adjusting for approximately $16 million of non-run-rate charges, operating income for the second quarter 2022 was approximately $14 million, compared to operating income of $33 million in the prior year period, primarily reflecting the change in adjusted EBITDA as discussed below. In addition, adjusted operating income in the second quarter 2022 reflected an additional $1 million of depreciation and amortization expense.

Reported net loss for the second quarter 2022 was $14 million, or $0.87 loss per diluted share, compared to net loss and loss per diluted share of $22 million and $1.42, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net loss was $1 million for the second quarter 2022, compared to net income of $16 million in the prior year period. Adjusted loss per diluted share was $0.03 for the second quarter 2022, compared to adjusted earnings per diluted share of $1.00 for the second quarter 2021.

Adjusted EBITDA of $41 million in the second quarter 2022 decreased $18 million compared to the prior year period reflecting the impact of previously noted supply chain issues, higher major maintenance expense and other higher alloy, energy and freight cost which were partially offset by improved pricing and commodity and freight surcharges. Adjusted EBITDA as a percentage of value added revenue was 10.9% in the second quarter 2022, compared to 18.5% in the prior year period.

First Half 2022 Compared to Second Half 2021

Net sales for the first half 2022 were $1.9 billion compared to $1.6 billion in the second half 2021, reflecting a 3% increase in shipments and an 18% increase in average selling price per pound. The increase in average selling price reflected an approximately 16% increase in value added revenue per pound and a 20% increase in underlying contained metal costs.

Value added revenue for the first half 2022 increased 20% to $747 million from $622 million in the second half 2021, reflecting higher pricing as previously noted and improving demand for the Company’s aerospace and general engineering applications. Value added revenue for the Company’s aerospace/high strength applications increased 17% to $192 million on an approximately 11% increase in shipments compared to the second half 2021. Value added revenue for the Company’s packaging business increased 17% to $300 million on relatively flat shipments compared to the second half 2021, reflecting improved contract pricing and increased surcharges to offset higher inflationary and commodity costs. Value added revenue for general engineering applications increased approximately 34% to $198 million on a 14% increase in shipments compared to the second half 2021 reflecting strong underlying semiconductor plate, industrial and machine tool demand, in addition to the improved pricing and alloy recovery. Value added revenue for automotive extrusions increased 13% to $50 million on a 9% increase in shipments reflecting improved pricing and demand.

Reported operating income for the first half 2022 was approximately $23 million. Adjusting for approximately $18 million of non-run-rate charges, operating income for the first half 2022 was approximately $42 million, compared to operating income of $44 million in the second half 2021. In addition, adjusted operating income in the first half 2022 reflected an additional $2 million of depreciation and amortization expense.

Reported net loss for the first half 2022 was $6 million, or $0.36 loss per diluted share, compared to net loss and loss per diluted share of $1 million and $0.04, respectively, for the second half 2021. Excluding the impact of non-run-rate items, adjusted net income was $10 million, for the first half 2022, compared to net income of $12 million for the second half 2021. Adjusted earnings per diluted share was $0.63 for the first half 2022, compared to adjusted earnings per diluted share of $0.76 for the second half 2021.

Adjusted EBITDA of $96 million in the first half 2022 was flat compared to the second half 2021. The first half of 2022 reflected higher value added revenue partially offset by approximately $30 million of incremental costs associated with magnesium and metal supply chain issues and higher transportation costs. The second half of 2021 reflected incremental costs of approximately $12 million related to magnesium and metal supply chain issues. Adjusted EBITDA as a percentage of value added revenue was approximately 12.9% in the first half 2022, compared to 15.5% in the second half 2021.

Cash Flow and Liquidity

Adjusted EBITDA of $96 million reported in the first half 2022 funded approximately $46 million of capital investments, $23 million of interest payments and $25 million of cash returned to shareholders through quarterly dividends.

As of June 30, 2022, the Company had cash and cash equivalents of approximately $235 million and borrowing availability under the Company's revolving credit facility of approximately $551 million providing total liquidity of $787 million. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Tuesday, July 26, 2022, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2022 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (866) 374-5140, and accessed internationally at (404) 400-0571. The conference call ID number is 10059580. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, custom automotive, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring, supply interruptions, including the most recent disruptions resulting from the supply demand imbalances in the magnesium and silicon markets, and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to changing economic conditions and inflation; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies continue to drive innovative solutions and further advance its capabilities and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2021. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED LOSS (UNAUDITED) (1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In millions of dollars, except share and per share amounts)
Net sales	$954.2	$741.0	$1,903.0	$1,065.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	898.4	673.3	1,764.3	935.8
Depreciation and amortization	27.1	25.8	54.6	39.3
Selling, general, administrative, research and development	27.5	30.9	57.7	62.7
Restructuring costs (benefits)	—	(0.1)	—	(0.8)
Other operating charges, net	3.2	—	3.2	—
Total costs and expenses	956.2	729.9	1,879.8	1,037.0
Operating (loss) income	(2.0)	11.1	23.2	28.0
Other expense:
Interest expense	(12.2)	(12.4)	(24.4)	(24.7)
Other expense, net	(3.7)	(36.6)	(5.3)	(37.0)
Loss before income taxes	(17.9)	(37.9)	(6.5)	(33.7)
Income tax benefit	4.1	15.5	0.8	15.8
Net loss	$(13.8)	$(22.4)	$(5.7)	$(17.9)
Net loss per common share:
Basic	$(0.87)	$(1.42)	$(0.36)	$(1.13)
Diluted[2]	$(0.87)	$(1.42)	$(0.36)	$(1.13)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,899	15,835	15,883	15,820
Diluted[2]	15,899	15,835	15,883	15,820

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2022 for detail regarding the items in the table.
[2]

Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computation of net loss per share for all periods presented as their inclusion would have been anti-dilutive.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	As of June 30, 2022	As of December 31, 2021
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$235.2	$303.2
Receivables:
Trade receivables, net	351.1	332.7
Other	49.5	53.0
Contract assets	93.9	63.2
Inventories	468.6	404.6
Prepaid expenses and other current assets	47.6	48.7
Total current assets	1,245.9	1,205.4
Property, plant and equipment, net	956.3	955.2
Operating lease assets	43.4	46.2
Deferred tax assets, net	6.3	3.4
Intangible assets, net	58.1	67.7
Goodwill	39.3	39.3
Other assets	112.4	105.2
Total	$2,461.7	$2,422.4
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$418.8	$351.4
Accrued salaries, wages and related expenses	41.4	46.9
Other accrued liabilities	87.3	58.4
Total current liabilities	547.5	456.7
Long-term portion of operating lease liabilities	39.1	40.8
Pension and other postretirement benefits	90.4	92.5
Net liabilities of Salaried VEBA	20.0	20.6
Deferred tax liabilities	3.9	10.5
Long-term liabilities	73.6	72.5
Long-term debt	1,037.2	1,036.3
Total liabilities	1,811.7	1,729.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2022 and December 31, 2021; no shares were issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2022 and December 31, 2021; 22,757,348 shares issued and 15,922,062 shares outstanding at June 30, 2022; 22,700,404 shares issued and 15,865,118 shares outstanding at December 31, 2021	0.2	0.2
Additional paid in capital	1,084.8	1,078.9
Retained earnings	62.2	93.0
Treasury stock, at cost, 6,835,286 shares at both June 30, 2022 and December 31, 2021	(475.9)	(475.9)
Accumulated other comprehensive loss	(21.3)	(3.7)
Total stockholders' equity	650.0	692.5
Total	$2,461.7	$2,422.4

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2022 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly			Six Months
	2Q22	1Q22	2Q21	1H22	1H21	2H21
GAAP net (loss) income	$(13.8)	$8.1	$(22.4)	$(5.7)	$(17.9)	$(0.6)
Interest expense	12.2	12.2	12.4	24.4	24.7	24.8
Other expense, net	3.7	1.6	36.6	5.3	37.0	1.9
Income tax (benefit) provision	(4.1)	3.3	(15.5)	(0.8)	(15.8)	10.3
GAAP operating (loss) income	(2.0)	25.2	11.1	23.2	28.0	36.4
Mark-to-market loss (gain)[1]	2.9	(1.0)	0.4	1.9	0.1	1.3
Restructuring costs (benefits)	—	—	(0.1)	—	(0.8)	—
Acquisition (credits) costs[2]	(0.1)	0.6	7.4	0.5	18.4	9.6
Non-cash asset impairment charge	3.2	—	—	3.2	—	—
Other operating NRR loss (gain)[3,4]	10.0	2.7	14.1	12.7	11.2	(3.1)
Operating income, excluding operating NRR items	14.0	27.5	32.9	41.5	56.9	44.2
Depreciation and amortization	27.1	27.5	25.8	54.6	39.3	52.2
Adjusted EBITDA[5]	$41.1	$55.0	$58.7	$96.1	$96.2	$96.4

GAAP net (loss) income	$(13.8)	$8.1	$(22.4)	$(5.7)	$(17.9)	$(0.6)
Operating NRR Items	16.0	2.3	21.8	18.3	28.9	7.8
Non-operating NRR Items[6]	0.9	0.9	36.4	1.8	37.0	1.1
Tax impact of above NRR Items	(3.6)	(0.7)	(19.9)	(4.3)	(21.8)	4.1
Adjusted net (loss) income	$(0.5)	$10.6	$15.9	$10.1	$26.2	$12.4

Net (loss) income per share, diluted[7]	$(0.87)	$0.51	$(1.42)	$(0.36)	$(1.13)	$(0.04)
Adjusted (loss) earnings per diluted share[7]	$(0.03)	$0.66	$1.00	$0.63	$1.64	$0.76

[1]

Mark-to-market (gain) loss on derivative instruments represents: (i) the reversal of mark-to-market (gain) loss on hedges entered into prior to the adoption of Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities and settled in the periods presented above and (ii) (gain) loss on non-designated commodity hedges. Adjusted EBITDA reflects the realized (gain) loss of such settlements.

[2]

Acquisition (credits) costs are non-run-rate acquisition-related transaction items, which include professional fees, as well non-cash hedging charges recorded in connection with our Warrick acquisition.

[3]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[4]	Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, impairment loss and environmental expenses.
[5]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[6]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost.
[7]	Diluted shares for EPS are calculated using the treasury stock method.